Exhibit 99.1 5711 S 86TH CIR. PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE OCTOBER 15, 2003 CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GOTTESMAN – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Announces Third Quarter Results and
Blueprint for Revenue Growth

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA) The following table presents the financial results, key financial highlights of the company’s operations and selected balance sheet items for the third quarter of 2003.

(amounts in thousands, except per share amounts)	3rd Qtr 2002	3rd Qtr 2003	YTD 2002	YTD 2003

Net sales	77,171	77,379	227,936	232,290
EBITDA (see table on income statement)	20,926	16,824	63,979	60,558

Operating income	14,113	9,742	42,886	39,199
Depreciation and amortization of operating assets	3,480	3,696	11,072	11,254
Intangible asset amortization	3,325	3,310	9,986	9,960
Non-cash stock compensation	8	76	35	145
infoUSA bond repurchase charges	115	2,240	115	4,820

Net income	6,404	3,632	15,496	15,212
Total debt	198,758	153,387	198,758	153,387
Interest expense	3,404	2,243	12,562	9,500
Capital expenditures	1,048	2,530	4,273	6,126

Accounts receivable (DSO) – without Walter Karl (1)	47	42	48	42

(1)	Walter Karl is a list broker. Trade accounts receivable and trade accounts payable are reflected at gross on the balance sheet.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, “During the third quarter, two items reduced our reported earnings per share by $0.05 to $0.07. First, an accrual for litigation charges of $1.7 million involving a former employee’s stock options. Second, special charges totaling $2.2 million related to the redemption of $31 million of our high yield bonds. This bond redemption benefits the company by reducing future interest payment obligations.

“Our third quarter EBITDA of $16.8 million decreased by $4.1 million due to three factors. First, an accrual of $1.7 million for the aforementioned litigation charge. Second, the pre-planned increase in advertising and selling expenses as we hired additional sales professionals and we increased our mailings of catalogs and brochures. The third factor was that we did not achieve our expected revenue growth in Polk City Directories.”

“Over the third quarter, we progressed at our goal of growing revenue internally. Excluding the temporary setback at Polk, revenues at our two core business groups increased significantly. Our Small Business Group recorded revenue of $37.9 million during the third quarter. Excluding Polk City Directories, Small Business Group revenue grew by 8%, as we intensified our marketing and advertising efforts. Our Large Business Group revenue of $39.5 million remained strong, up 9%. Despite weakness in the ‘email acquisition’ business, our email division was profitable due to the strength of our ‘email retention’ business and our success at providing our large business customers with integrated database marketing and email management solutions. We have combined the Yesmail/ClickAction® companies at one location in San Carlos, California. By this combination, we are able to capitalize on the synergies of the two organizations.”

“We continue to de-leverage the company. Our strong operating cash flow enabled us to significantly reduce long-term debt to $153 million at the end of the third quarter, from $199 million the prior year. We have restructured our long-term credit facility and used a portion of the proceeds to purchase and redeem $62 million of our high yield bonds over the past nine months. In conclusion, we anticipate that internal revenue growth, encouraged by the increased marketing and advertising efforts, as well as lower interest costs, will enable us to accelerate our future growth in earnings and in shareholder value.”

BLUEPRINT FOR FUTURE GROWTH

Gupta continued, “As previously announced, we have appointed Rob Jelinek our new general manager for Polk. He was a senior level sales professional at Procter & Gamble (NYSE: PG). He plans to grow revenue by bundling our printed directories with DVD and internet access for the Polk City Directories, at an affordable monthly subscription price. The subscription price will include many new features including frequent updates, greater selection features and downloadable information. The Polk City Directories will not only be a reference tool for small businesses, but also a sales and marketing tool. Rob Jelinek will also be hiring and training many new sales people to market this expanded set of solutions to small businesses.”

“A major component of our blueprint for internal revenue growth will be to lease our directory products in bundled format on a monthly subscription basis. The bundles will include a printed directory, DVD with four updates, Internet access and personalized service. We believe that our customer is willing to pay for complete solutions. We are hiring more sales people so they will be in touch with their customer on a monthly basis, making sure they are using the product and also to act as a consultant to help them in sales prospecting.”

“Another avenue of internal revenue growth will be the successful launch of our Sales Genie® solution to a wide audience of small businesses. Sales Genie® offers small business customers a dedicated PC that includes infoUSA’s databases of businesses, consumers and business credit reports for their market area and sales prospecting software. The customer receives four updates to their DVD product. The DVD allows them lightning fast access, even if the internet is not available. The databases are continuously updated and available on demand. Sales Genie® represents a total sales prospecting and lead generation solution for small businesses at an affordable monthly subscription price of $250. We believe that most small businesses like to have a buffet of all products and services for sales prospecting at a reasonable price per month. Our recent launch of Sales Genie® in the Tampa/St. Pete market area and Omaha market area, leads us to believe that this is the right strategy to approach small businesses. In addition, every customer is assigned an account executive whose responsibilities include visiting customers once a month, face-to-face, to make sure that they are using the product and they teach the customer new applications, so that Sales Genie® becomes an integral part of their sales prospecting and marketing applications. We believe that the success that the Bloomberg® Terminal achieved in the financial industry, can easily be attained by Sales Genie® in the small business market as the premier sales prospecting application.”

“The Company has retained ZS Associates to conduct a marketing study of small businesses and their needs for sales prospecting. This study will help us match our products to the customer needs.”

“We have also retained AdStore®, a leading Washington, DC based advertising agency for a major launch of Sales Genie® in the Tampa/St. Pete market area. AdStore® is a small boutique ad agency with clients like JetBlue®. We believe branding and advertising is the key to the success of Sales Genie®.”

“We just launched our SalesLeadsUSA® product which will be sold through the retail channel. This DVD based product is meant for sales people and entrepreneurs. The early indications are that the sell through of these products through retailers has been better than expected. We intend to provide more advertising support for these products. We believe there are potentially 20 million sales people, such as real estate agents, insurance agents, stock brokers, contractors, multiple channel sales people, and work at home entrepreneurs. These sales people or entrepreneurs are willing to spend $25 per month for a sales prospecting database. Our SalesLeadsUSA® product gives them exactly that. They can find sales leads for their products and services in their local area and become more efficient. We are also experimenting with Direct Response TV for selling the SalesLeadsUSA® products to this marketplace. We have also upgraded our subscription sales department under the leadership of Jim Bata. It is our intention that every subscriber should be contacted once per month so that we can help them in using the product and have a higher retention of our subscription customers.”

“The growth of our organization depends on quality management. In the recent months, we have recruited many high caliber executives who have experience in the industry. To name a few, we have hired Rob Jelinek, Jim Bata, Bill Miklas, Raj Das, Tom Alison, Shirlee Jacobson, Chuck Hendriks, Diane Richardson, Ed Henrich and many other mid level executives. We believe that these key executives will help us in our growth next year.”

Gupta concluded, “At infoUSA we could easily coast, produce 30% EBITDA and be a cash cow. But we believe that that is not enough. We see a potential market of 3.8 million small businesses at $3,000 per year. That means $11 billion per year market potential. We plan to capture more and more of that market share. To accomplish that, we will be investing in product development, advertising, marketing, more sales people, more training for our customers and more branding. We believe that this investment is the right thing to do for the long-term growth of the company. During the last six months, we have been focusing on this growth and we believe that in the future we will see positive results.”

Highlights of the Third Quarter:

Net Sales, Operating Income and EBITDA
Net sales for the third quarter 2003 were $77.4 million versus $77.2 million in the third quarter of 2002. Operating income was $9.7 million compared with $14.1 million for the third quarter of the prior year. The decrease in operating income resulted primarily from lower than expected revenue at the Polk Directory division as well as a $1.7 million litigation settlement charge. These two items also impacted third quarter EBITDA, which was $16.8 million versus $20.9 million for the year-ago quarter.

Earnings per Share
Earnings per share for the third quarter of 2003 were $0.07 versus $0.12 for the comparable quarter of 2002. The earnings per share for third quarter 2003 included special charges of $3.9 million as follows: (i) $0.7 million for the write-off of deferred financing charges for the redemption of $30.8 million of high yield bonds; (ii) $1.5 million for the $.0475 per bond premium paid at redemption; and (iii) $1.7 million of litigation settlement charge involving a former employee’s stock options. These special charges reduced our reported earnings per share by $0.05 to $0.07.

OPERATING HIGHLIGHTS

Large Customer Group – Donnelley Marketing, Walter Karl and Database Licenses

The Large Customer group reported third quarter 2003 revenue of $39.5 million, up 9% from $36.1 million for the comparable quarter of the prior year. The group has been able to grow its revenue by better training of its sales force in selling the company’s proprietary database products, which are of the highest quality in the industry.

Small Business Group

The Small Business Group reported third quarter 2003 revenue of $37.9 million, down from $41.1 million the prior year. Excluding the weakness in Polk Directories, which primarily caused the revenue decline, the group experienced an 8% revenue growth, which includes double-digit revenue growth in several of its divisions, namely, Reference USA, National Directories, Major Accounts Division and Consumer Lists.

Conference Call

The company will host its third quarter conference call on Thursday, October 16th, at 11:00 AM Eastern time. To access the conference call, please dial 913/981-5537, passcode # 535866, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 2:00 PM Eastern time, October 16th, through midnight Eastern Time, October 23rd. The replay number is 719/457-0820, passcode # 535866. A live webcast of the conference call will be available at the company’s web site, http://www.infousa.com, by clicking on the Investor Relations button on the infoUSA Home page.

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online (NYSE: AOL). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTERS ENDED		FOR THE NINE MONTHS ENDED

	September	September	September	September
	30, 2002	30, 2003	30, 2002	30, 2003

Net sales	77,171	77,379	227,936	232,290
Costs and expenses:
Database and production costs	20,618	21,416	63,191	64,556
Selling, general and administrative	34,711	36,827	98,558	103,825
Depreciation and amortization of operating assets	3,480	3,696	11,072	11,254
Amortization of intangible assets	3,325	3,310	9,986	9,960
Non-cash stock compensation	8	76	35	145
Restructuring costs	804	645	1,616	1,630
Litigation settlement charge	110	1,667	417	1,667
Acquisition costs	2	—	175	54

	63,058	67,637	185,050	193,091

Operating income	14,113	9,742	42,886	39,199
Other income (expense):
Investment income	35	394	133	1,222
Other charges – Note 1	(115)	(2,240)	(5,355)	(6,385)
Interest expense	(3,404)	(2,243)	(12,562)	(9,500)

Income before income taxes	10,629	5,653	25,102	24,536
Income taxes	4,225	2,021	9,606	9,324

Net income	6,404	3,632	15,496	15,212

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	0.12	0.07	0.30	0.30
Diluted earnings per share	0.12	0.07	0.30	0.30
Basic weighted average shares outstanding	50,991	51,676	50,935	51,351
Diluted weighted average shares outstanding	50,991	52,357	51,018	51,453

     The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER ENDED		FOR THE NINE MONTHS ENDED

	September	September	September	September
	30, 2002	30, 2003	30, 2002	30, 2003

Net Income	6,404	3,632	15,496	15,212
Other charges — Note 1	115	2,240	5,355	6,385
Investment income	(35)	(394)	(133)	(1,222)
Interest expense	3,404	2,243	12,562	9,500
Income taxes	4,225	2,021	9,606	9,324
Depreciation and amortization of operating assets	3,480	3,696	11,072	11,254
Amortization of intangible assets	3,325	3,310	9,986	9,960
Non-cash stock compensation	8	76	35	145

EBITDA	20,926	16,824	63,979	60,558

Note 1 – Other charges includes costs incurred by the Company to repurchase its outstanding bonds totaling $2.2 million for the third quarter of 2003 and $4.8 million for the nine months ended September 30, 2003.